UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-191)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

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the Securities Exchange Act of 1934 (Amendment No.     )

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Aspen Technology, Inc.
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Aspen Technology, Inc.
20 Crosby Drive
Bedford, MA 01730 USA

[phone] +1 781 221 6400
[fax] +1 781 221 6410
[world wide web] www.aspentech.com
[email] info@aspentech.com

December 3, 2019
Dear AspenTech Stockholder:
This letter concerns our Proxy Statement for our 2019 Annual Meeting, to be held on December 12, 2019.

As you may know, Institutional Shareholder Services (ISS) issued a report dated November 27, 2019 that recommends a vote against proposal 3 (“say on pay” on executive compensation) presented in our Proxy Statement for our upcoming Annual Meeting of Stockholders.

We found ISS’s recommendation against proposal 3 inconsistent for the following reasons:

1.
The LTI (Long Term Incentive or “PSU”) grants made in FY2019 had clear, not “vague” goals (as asserted by ISS). These goals are explained in pages 17 and 18 of the Proxy Statement and include double digit growth in annual spend. Given that our annual spend grew from mid-single digits to over 10% in FY2019 after the PSU grants, we believe our focus on the goals is apparent and meaningful.

2.
ISS seems to imply that the PSU may vest in some fashion if we achieve only an annual incentive plan target. As explained in our Proxy Statement, this is not the case. The PSU requires two consecutive years of achieving its targets to begin vesting.

3.
ISS’s negative recommendation is also based on the fact that the types of metrics used for the PSUs are the same as those used under our annual cash-based incentive program. We fail to understand why similar categories of metrics across different incentive programs, measured over different time horizons and requiring different continuous employment requirements, gives rise to a negative recommendation.

4.
Finally, ISS asserts that its negative recommendation is based, in part, on the fact that our annual cash bonus plan contains a mid-year payout feature under which 25% of a participant’s target bonus can be paid if mid-year goals are achieved. This mid-year payout opportunity has been a feature of our annual cash bonus plans since 2010. ISS has never taken issue with this provision before, and this provision has never caused a participant to receive more compensation than he or she would have otherwise received at the end of the relevant year had there been no mid-year payout.

We look forward to discussing the foregoing with our fellow stockholders and will reach out to do so in the near future. In the meantime, if you would like to discuss this further, please contact us by email at AntonioPietri.OfficeOfTheCEO@aspentech.com or by telephone at +1 781 221 5220 to arrange a mutually convenient time.

If you have already voted AGAINST proposal 3 based on the ISS report, we respectfully urge you to reconsider and change your vote to FOR proposal 3. If you have not yet voted, we continue to urge you to vote FOR proposal 3. Please note that our annual meeting is scheduled for December 12, and we therefore would appreciate your attention to this issue prior to December 12.

Thank you for your support of AspenTech.

Sincerely,

/s/ DONALD P. CASEY
Donald P. Casey
Chair, Compensation Committee

/s/ ROBERT M. WHELAN, JR.
Robert M. Whelan, Jr.
Chairman of the Board

Important Additional Information and Where to Find It:

AspenTech has filed a definitive proxy statement on Schedule 14A and form of associated proxy card with the Securities and Exchange Commission in connection with the solicitation of proxies for its 2019 Annual Meeting of Stockholders (the “Definitive Proxy Statement”). AspenTech and certain of its directors and employees will be participants in the solicitation of proxies from stockholders in respect of the 2019 Annual Meeting. Information regarding Proposal 3 (“say on pay” on executive compensation) is set forth in the Definitive Proxy Statement. BEFORE MAKING ANY VOTING DECISION, STOCKHOLDERS OF ASPENTECH ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT CAREFULLY. Stockholders may obtain a free copy of the Definitive Proxy Statement from the Securities and Exchange Commission’s website at www.sec.gov or AspenTech’s website at ir.aspentech.com.